EXHIBIT 7.3

ACQUISITION OF INTELLI-WELL TECHNOLOGIES, INC.

by

AVALON OIL AND GAS, INC.

AGREEMENT AND PLAN OF ACQUISITION

This Agreement and Plan of Acquisition (Agreement) is entered into by and between Intelli-Well Technologies, Inc., a Florida corporation, (IWTI), UTEK CORPORATION, a Delaware corporation, (UTEK), and Avalon Oil and Gas, Inc., a Nevada corporation, (AOGS)

WHEREAS, UTEK owns 100% of the issued and outstanding shares of common stock of IWTI (IWTI Shares); and

WHEREAS, before the Closing Date, IWTI will acquire the licenses for the fields of use as described in the License Agreements as described and which are attached hereto as part of Exhibit A and made a part of this Agreement (License Agreements) and the rights to develop and market a proprietary technology for the fields of uses specified in the License Agreements (Technology).

WHEREAS, the parties desire to provide for the terms and conditions upon which IWTI will be acquired by AOGS in a stock-for-stock exchange (Acquisition) in accordance with the respective corporation laws of their state, upon consummation of which all IWTI Shares will be owned by AOGS, and all issued and outstanding IWTI Shares will be exchanged for common stock of AOGS with terms and conditions as set forth more fully in this Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Acquisition qualifies within the meaning of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (Code).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are by this Agreement acknowledged, the parties agree as follows:

ARTICLE 1

THE STOCK-FOR-STOCK ACQUISITION

1.01 The Acquisition

(a) Acquisition Agreement. Subject to the terms and conditions of this Agreement, at the Effective Date, as defined below, all IWTI Shares shall be acquired from UTEK by AOGS in accordance with the respective corporation laws of their state and the provisions of this Agreement and the separate corporate existence of IWTI, as a wholly-owned subsidiary of AOGS, shall continue after the closing.

(b) Effective Date. The Acquisition shall become effective (Effective Date) upon the execution of this Agreement and closing of the transaction.

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1.02 Exchange of Stock. At the Effective Date, by virtue of the Acquisition, all of the IWTI Shares that are issued and outstanding at the Effective Date shall be exchanged for 20,000,000 unregistered shares of common stock of AOGS (the number of shares will be adjusted the day of closing to a value of $1,200,000 based of the then best bid price)

To:	Number of Common AOGS Shares
UTEK Corporation	19,000,000
Aware Capital Consultants	1,000,000

1.03 Effect of Acquisition.

(a) Rights in IWTI Cease. At and after the Effective Date, the holder of each certificate of common stock of IWTI shall cease to have any rights as a shareholder of IWTI.

(b) Closure of IWTI Shares Records. From and after the Effective Date, the stock transfer books of IWTI shall be closed, and there shall be no further registration of stock transfers on the records of IWTI.

1.04 Closing. Subject to the terms and conditions of this Agreement, the Closing of the Acquisition shall take place October         , 2006.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of UTEK and IWTI. UTEK and IWTI represent and warrant to AOGS that the facts set forth below are true and correct:

(a) Organization. IWTI and UTEK are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and they have the requisite power and authority to conduct their business and consummate the transactions contemplated by this Agreement. True, correct and complete copies of the articles of incorporation, bylaws and all corporate minutes of IWTI have been provided to AOGS and such documents are presently in effect and have not been amended or modified.

(b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholders of IWTI and the board of directors of UTEK; no other corporate action by the respective parties is necessary in order to execute, deliver, consummate and perform their respective obligations hereunder; and IWTI and UTEK have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

(c) Capitalization. The authorized capital of IWTI consists of 1,000,000 shares of common stock with a par value $.01 per share. At the date of this Agreement, 1,000 IWTI Shares are issued and outstanding as follows:

All issued and outstanding IWTI Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws. IWTI is not authorized to issue any preferred stock. All dividends on IWTI

Shares which have been declared prior to the date of this Agreement have been paid in full. There are no outstanding options, warrants, commitments, calls or other rights or agreements requiring IWTI to issue any IWTI Shares or securities convertible into IWTI Shares to anyone for any reason whatsoever. None of the IWTI Shares is subject to any change, claim, condition, interest, lien, pledge, option, security interest or other encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(d) Binding Effect. The execution, delivery, performance and consummation of this Agreement, the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which IWTI or UTEK is a party and will not create a default under any such obligation or under any agreement to which IWTI or UTEK is a party. This Agreement constitutes a legal, valid and binding obligation of IWTI, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor’s rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

(e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or, to the best of IWTI and UTEK’s knowledge, information and belief, threatened, which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on the business, results of operations, assets or prospects of IWTI.

(f) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by IWTI or UTEK with the terms or provisions of this Agreement nor all other documents or agreements contemplated by this Agreement and the consummation of the transaction contemplated by this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, IWTI or UTEK’s articles of incorporation or bylaws, the Technology, the License Agreement, or any agreement, contract, instrument, order, judgment or decree to which IWTI or UTEK is a party or by which IWTI or UTEK or any of their respective assets is bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or government entity which materially affects their respective assets or businesses.

(g) Consents. No consent from or approval of any court, governmental entity or any other person is necessary in connection with execution and delivery of this Agreement by IWTI and UTEK or performance of the obligations of IWTI and UTEK hereunder or under any other agreement to which IWTI or UTEK is a party; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of the Technology, the License Agreement, or any other material right, privilege, license or agreement relating to IWTI or its assets or business.

(h) Title to Assets. IWTI has or has agreed to enter into the agreements as listed on Exhibit A attached hereto. These agreements and the assets shown on the balance sheet of attached Exhibit B are the sole assets of IWTI. IWTI has or will by Closing Date have good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind or nature whatsoever.

(i) Intellectual Property

(1) The Regents of the University of California (RUC) owns the Technology and has all right, power, authority and ownership and entitlement to file, prosecute and maintain in effect the Patent application with respect to the Inventions listed in Exhibit A hereto.

(2) The License Agreement between RUC and IWTI covering the Inventions is legal, valid, binding and will be enforceable in accordance with its terms as contained in Exhibit A.

(3) Except as otherwise set forth in this Agreement, AOGS acknowledges and understands that IWTI and UTEK make no representations and provide no assurances that the rights to the Technology and Intellectual Property contained in the License Agreement do not, and will not in the future, infringe or otherwise violate the rights of third parties, and

(4) Except as otherwise expressly set forth in this Agreement, IWTI and UTEK make no representations and extend no warranties of any kind, either express or implied, including, but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement and validity of the Intellectual Property.

(j) Liabilities of IWTI. IWTI has no assets, no liabilities or obligations of any kind, character or description except those listed on the attached schedules and exhibits.

(k) Financial Statements. The unaudited financial statements of IWTI, including a balance sheet, attached as Exhibit B and made a part of this Agreement, are, in all respects, complete and correct and present fairly IWTI’s financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. IWTI has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no, and on the Closing Date there will be no, outstanding obligations or liabilities of IWTI except as specifically set forth in the financial statements and the other attached schedules and exhibits. There is no information known to IWTI or UTEK that would prevent the financial statements of IWTI from being audited in accordance with generally accepted accounting principles.

(l) Taxes. All returns, reports, statements and other similar filings required to be filed by IWTI with respect to any federal, state, local or foreign taxes, assessments, interests, penalties, deficiencies, fees and other governmental charges or impositions have been timely filed with the appropriate governmental agencies in all jurisdictions in which such tax returns and other related filings are required to be filed; all such tax returns properly reflect all liabilities of IWTI for taxes for the periods, property or events covered by this Agreement; and all taxes, whether or not reflected on those tax returns, and all taxes claimed to be due from IWTI by any taxing authority, have been properly paid, except to the extent reflected on IWTI’s financial statements, where IWTI has contested in good faith by appropriate proceedings and reserves have been established on its financial statements to the full extent if the contest is adversely decided against it. IWTI has not received any notice of assessment or proposed assessment in connection with any tax returns, nor is IWTI a party to or to the best of its knowledge, expected to become a party to any pending or threatened action or proceeding, assessment or collection of taxes. IWTI has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no tax liens (other than any lien which arises by operation of law for current taxes not yet due and payable) on any of its assets. There is no basis for any additional assessment of taxes, interest or penalties. IWTI has made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon IWTI. IWTI is not and has never been a party to any tax sharing agreements with any other person or entity.

(m) Absence of Certain Changes or Events. From the date of the full execution of the Term Sheet until the Closing Date, IWTI has not, and without the written consent of AOGS, it will not have:

(1) Sold, encumbered, assigned let lapsed or transferred any of its material assets, including without limitation the Intellectual Property, the License Agreement or any other material asset;

(2) Amended or terminated the License Agreement or other material agreement or done any act or omitted to do any act which would cause the breach of the License Agreement or any other material agreement;

(3) Suffered any damage, destruction or loss whether or not in control of IWTI;

(4) Made any commitments or agreements for capital expenditures or otherwise;

(5) Entered into any transaction or made any commitment not disclosed to AOGS;

(6) Incurred any material obligation or liability for borrowed money;

(7) Suffered any other event of any character, which is reasonable to expect, would adversely affect the future condition (financial or otherwise) assets or liabilities or business of IWTI; or

(8) Taken any action, which could reasonably be foreseen to make any of the representations or warranties made by IWTI or UTEK untrue as of the date of this Agreement or as of the Closing Date.

(n) Material Agreements. Exhibit A attached contains a true and complete list of all contemplated and executed agreements between IWTI and a third party. A complete and accurate copy of all material agreements, contracts and commitments of the following types, whether written or oral to which it is a party or is bound (Contracts), has been provided to AOGS and such agreements are or will be at the Closing Date, in full force and effect without modifications or amendment and constitute the legally valid and binding obligations of IWTI in accordance with their respective terms and will continue to be valid and enforceable following the Acquisition. IWTI is not in default of any of the Contracts. In addition:

(1) There are no outstanding unpaid promissory notes, mortgages, indentures, deed of trust, security agreements and other agreements and instruments relating to the borrowing of money by or any extension of credit to IWTI; and

(2) There are no outstanding operating agreements, lease agreements or similar agreements by which IWTI is bound; and

(3) The complete final drafts of the License Agreement have been provided to AOGS; and

(4) Except as set forth in (3) above, there are no outstanding licenses to or from others of any intellectual property and trade names; and

(5) There are no outstanding agreements or commitments to sell, lease or otherwise dispose of any of IWTI’s property; and

(6) There are no breaches of any agreement to which IWTI is a party.

(o) Compliance with Laws. IWTI is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

(p) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or to the best knowledge of IWTI or UTEK, threatened against IWTI, the Technology, or License Agreement, affecting its assets or business (financial or otherwise), and neither IWTI nor UTEK is in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority relating to the assets, business or properties of IWTI or the transactions contemplated hereby. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect the assets or business of IWTI or the transactions contemplated.

(q) Employees. IWTI has no and never had any employees. IWTI is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any employees. IWTI is not in violation of any law, regulation relating to employment of employees.

(r) Adverse Effect. Neither IWTI nor UTEK has any knowledge of any or threatened existing occurrence, action or development that could cause a material adverse effect on IWTI or its business, assets or condition (financial or otherwise) or prospects.

(s) Employee Benefit Plans. IWTI states that there are no and have never been any employee benefit plans, and there are no commitments to create any, including without limitation as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, in effect, and there are no outstanding or un-funded liabilities nor will the execution of this Agreement and the actions contemplated in this Agreement result in any obligation or liability to any present or former employee.

(t) Books and Records. The books and records of IWTI are complete and accurate in all material respects, fairly present its business and operations, have been maintained in accordance with good business practices, and applicable legal requirements, and accurately reflect in all material respects its business, financial condition and liabilities.

(u) No Broker’s Fees. Neither UTEK nor IWTI has incurred any investment banking, advisory or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

(v) Full Disclosure. All representations or warranties of UTEK and IWTI are true, correct and complete in all material respects to the best of our knowledge on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

2.02 Representations and Warranties of AOGS. AOGS represents and warrants to UTEK and IWTI that the facts set forth are true and correct.

(a) Organization. AOGS is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is qualified to do business as a foreign corporation in other jurisdictions in which the conduct of its business or the ownership of its properties require such qualification, and have all requisite power and authority to conduct its business and operate properties.

(b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors of AOGS; no other corporate action on their respective parts is necessary in order to execute, deliver, consummate and perform their obligations hereunder; and they have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

(c) Capitalization. The authorized capital of AOGS consists of 1,000,000,000 (One Billion) shares of common stock with a par value $0.001 per share (AOGS Common Shares), of which 255,875,000 (Two Hundred Fifty-Five Million, Eight Hundred, Seventy-Five Thousand) AOGS Common Shares (which will include the 20,000,000 (Twenty Million) AOGS Common Shares issued at the closing of the Acquisition) will be issued and outstanding on the Effective Date of the Acquisition, and 1,000,000 (One Million) shares of preferred stock with a par value $.10 per share, of which 100 (One Hundred) shares of preferred stock will be issued and outstanding on the Effective Date of the Acquisition. All issued and outstanding AOGS Common Shares have been duly and validly issued and are fully paid and non-assessable shares, and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws.

(d) Anti-Dilution Adjustments. UTEK currently owns 16,131,142 common shares of AOGS, and will be acquiring an additional 19,000,000 unregistered shares of AOGS totaling 35,131,142 unregistered shares; and based on a total of 255,875,000 issued shares this total will represent a 13.7% ownership position in AOGS Common Shares. For a period of twelve months from the Effective Date of this Agreement, the aggregate number of AOGS Common Shares that UTEK has received shall be adjusted proportionately by the Board of Directors of AOGS for any increase in the number of outstanding shares of stock of AOGS resulting from the issuance of any additional equity securities by AOGS to any of its current list of management and directors as of the Effective Date; provided, however, that the anti-dilution rights set forth in this paragraph (d) shall not apply to any issuance of additional equity securities by AOGS to any of its current list of management and directors pursuant to the conversion of presently issued preferred stock.

(e) Binding Effect. The execution, delivery, performance and consummation of the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which AOGS is a party and will not create a default hereunder, and this Agreement constitutes a legal, valid and binding obligation of AOGS, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor’s rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

(f) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or to its knowledge threatened which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on its business, results of operations, assets, prospects or the results of its operations of AOGS.

(g) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by AOGS with the terms or provisions of this Agreement will result in a breach of the terms, conditions or provisions of, or constitute default under, or result in a violation of, their respective corporate charters or bylaws, or any agreement, contract, instrument, order, judgment or decree to which it is a party or by which it or any of its assets are bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or governmental entity which materially affects its assets or business.

(h) Consents. Assuming the correctness of UTEK and IWTI’s representations, no consent from or approval of any court, governmental entity or any other person is necessary in connection with its execution and delivery of this Agreement; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement relating to AOGS or its assets or business.

(i) Financial Statements. The unaudited financial statements of AOGS attached as Exhibit C present fairly its financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. AOGS has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no outstanding obligations or liabilities of AOGS except as specifically set forth in the AOGS financial statements.

(j) Full Disclosure. All representations or warranties of AOGS are true, correct and complete in all material respects on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

(k) Compliance with Laws. AOGS is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

(l) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or, to the best knowledge of AOGS, threatened against AOGS materially affecting its assets or business (financial or otherwise), and AOGS is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect its assets or business. AOGS has no knowledge of any existing or threatened occurrence, action or development that could cause a material adverse affect on AOGS or its business, assets or condition (financial or otherwise) or prospects.

(m) Development. AOGS agrees and warrants that it has the expertise necessary to and has had the opportunity to independently evaluate the inventions of the Licensed Technology and develop same for the market. AOGS further agrees that it will provide UTEK with copies of progress reports made to the university as required under the subject license agreement on a quarterly basis.

(n) Investment Company Status AOGS is not an investment company, either registered or unregistered.

2.03 Investment Representations of UTEK. UTEK represents and warrants to AOGS that:

(a) General. It has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in AOGS Shares pursuant to the Acquisition. It is able to bear the economic risk of the investment in AOGS Shares, including the risk of a total loss of the investment in AOGS Shares. The acquisition of AOGS Shares is for its own account and is for investment and not with a view to the distribution of this Agreement. Except a permitted by law, it has a no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the shares at the present time. All information that it has supplied to AOGS is true and correct. It has conducted all investigations and due diligence concerning AOGS to evaluate the risks inherent in accepting and holding the shares which it deems appropriate, and it has found all such information obtained fully acceptable. It has had an opportunity to ask questions of the officer and directors of AOGS concerning AOGS Shares and the business and financial condition of and prospects for AOGS, and the officers and directors of AOGS have adequately answered all questions asked and made all relevant information available to them. UTEK is an accredited investor, as the term is defined in Regulation D, promulgated under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) Stock Transfer Restrictions. UTEK acknowledges that the AOGS Shares will not be registered and UTEK will not be permitted to sell or otherwise transfer the AOGS Shares in any transaction in contravention of the following legend, which will be imprinted in substantially the following form on the stock certificate representing AOGS Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISION OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT, UNLESS UTEK CORPORATION HAS OBTAINED AN OPINION OF COUNSEL STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

(c) Legend. During the first two years following the purchase of the AOGS Shares pursuant to this Agreement, the AOGS Shares may be transferred pursuant to an applicable exemption from the registration requirements of the Securities Act, including but not limited to Rule 144. Pursuant to and subject to the restrictions of Rule 144(k), at any time after the second full year following this Agreement, AOGS agrees to and shall direct its transfer agent to remove the above legend upon the issuance of a legal opinion from AOGS’s counsel that the above legend can be removed from the AOGS Shares. UTEK agrees to and promptly shall provide any information requested by AOGS or its counsel. AOGS shall give direction to its transfer agent as necessary for such removal of the legend, or for the approval of the sale of such restricted shares under Rule 144 or other available exemption from registration. A sample letter from AOGS instructing its transfer agent to reissue the share certificates without the restrictive legend, provided that the conditions of Rule 144(k) are met, is attached as Exhibit D.

(d) If at any time AOGS fails to give the appropriate opinion to its transfer agent within fifteen business (15) days after a written request by UTEK, AOGS shall be liable to UTEK for an additional fee of ten percent (10%) of the current value of the shares subject to the request from UTEK, as well as any and all attorneys fees and costs that UTEK may incur as a result of AOGS failing to comply with this request.

(e) Stock Transfer Restrictions. UTEK will have “piggyback” registration rights for all of the common shares it will receive in this transaction.

ARTICLE 3

TRANSACTIONS PRIOR TO CLOSING

3.01. Corporate Approvals. Prior to Closing Date, each of the parties shall submit this Agreement to its board of directors and when necessary, its respective shareholders and obtain approval of this Agreement. Copies of corporate actions taken shall be provided to each party.

3.02 Access to Information. Each party agrees to permit, upon reasonable notice, the attorneys, accountants, and other representatives of the other parties reasonable access during normal business hours to its properties and its books and records to make reasonable investigations with respect to its affairs, and to make its officers and employees available to answer questions and provide additional information as reasonably requested.

3.03 Expenses. Each party agrees to bear its own expenses in connection with the negotiation and consummation of the Acquisition and the transactions contemplated by this Agreement.

3.04 Covenants. Except as permitted in writing, each party agrees that it will:

(a) Use its good faith efforts to obtain all requisite licenses, permits, consents, approvals and authorizations necessary in order to consummate the Acquisition; and

(b) Notify the other parties upon the occurrence of any event which would have a materially adverse effect upon the Acquisition or the transactions contemplated by this Agreement or upon the business, assets or results of operations; and

(c) Not modify its corporate structure, except as necessary or advisable in order to consummate the Acquisition and the transactions contemplated by this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

The obligation of the parties to consummate the Acquisition and the transactions contemplated by this Agreement are subject to the following conditions that may be waived, to the extent permitted by law:

4.01. Each party must obtain the approval of its board of directors and such approval shall not have been rescinded or restricted.

4.02. Each party shall obtain all requisite licenses, permits, consents, authorizations and approvals required to complete the Acquisition and the transactions contemplated by this Agreement.

4.03. There shall be no claim or litigation instituted or threatened in writing by any person or government authority seeking to restrain or prohibit any of the contemplated transactions contemplated by this Agreement or challenge the right, title and interest of UTEK in the IWTI Shares or the right of IWTI or UTEK to consummate the Acquisition contemplated hereunder.

4.04. The representations and warranties of the parties shall be true and correct in all material respects at the Effective Date.

4.05. The Technology and Intellectual Property has been prosecuted in good faith with reasonable diligence.

4.06. To the best knowledge of UTEK and IWTI, the License Agreement are valid and in full force and effect without any default in this Agreement.

4.07. AOGS shall have received, at or within 5 days of Closing Date, each of the following:

(a) the stock certificates representing the IWTI Shares, duly endorsed (or accompanied by duly executed stock powers) by UTEK for cancellation;

(b) all documentation relating to IWTI’s business, all in a form and substance satisfactory to AOGS;

(c) such agreements, files and other data and documents pertaining to IWTI’s business as AOGS may reasonably request;

(d) copies of the general ledgers and books of account of IWTI, and all federal, state and local income, franchise, property and other tax returns filed by IWTI since the inception of IWTI;

(e) certificates of (i) the Secretary of State of the State of Florida as to the legal existence and good standing, as applicable, (including tax) of IWTI in Florida;

(f) the original corporate minute books of IWTI, including the articles of incorporation and bylaws of IWTI, and all other documents filed in this Agreement;

(g) all consents, assignments or related documents of conveyance to give AOGS the benefit of the transactions contemplated hereunder;

(h) such documents as may be needed to accomplish the Closing under the corporate laws of the states of incorporation of AOGS and IWTI, and

(i) such other documents, instruments or certificates as AOGS, or their counsel may reasonably request.

4.08. AOGS shall have completed due diligence investigation of IWTI to AOGS’s satisfaction in their sole discretion.

4.09. AOGS shall receive the resignation effective the Closing Date of each director and officer of IWTI.

ARTICLE 5

INDEMNIFICATION AND LIABILITY LIMITATION

5.01. Survival of Representations and Warranties.

(a) The representations and warranties made by UTEK and IWTI shall survive for a period of 1 year after the Closing Date, and thereafter all such representation and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

(b) The representations and warranties made by AOGS shall survive for a period of 1 year after the Closing Date, and thereafter all such representations and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

5.02 Limitations on Liability. AOGS agrees that UTEK shall not be liable under this agreement to AOGS or their respective successor’s, assigns or affiliates except where damages result directly from the gross negligence or willful misconduct of UTEK or its employees. In no event shall UTEK’s liability exceed the total amount of the fees paid to UTEK under this agreement, nor shall UTEK be liable for incidental or consequential damages of any kind. AOGS shall indemnify UTEK, and hold UTEK harmless against any and all claims by third parties for losses, damages or liabilities, including reasonable attorneys fees and expenses (“Losses”), arising in any manner out of or in connection with the rendering of services by UTEK under this Agreement, unless it is finally judicially determined that such Losses resulted from the gross negligence or willful misconduct of UTEK. The terms of this paragraph shall survive the termination of this agreement and shall apply to any controlling person, director, officer, employee or affiliate of UTEK.

5.03 Indemnification. AOGS agrees to indemnify and hold harmless UTEK and its subsidiaries and affiliates and each of its and their officers, directors, principals, shareholders, agents, independent contactors and employees (collectively “Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to matters or arising from this Agreement, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.

(a) Limitation of Liability. AOGS agrees that no Indemnified Person shall have any liability as a result of the execution and delivery of this Agreement, or other matters relating to or arising from this Agreement, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted. Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind. In no event shall UTEK’s liability exceed the total amount of the fees paid to UTEK under this Agreement.

ARTICLE 6

REMEDIES

6.01 Specific Performance. Each party’s obligations under this Agreement are unique. If any party should default in its obligations under this agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

6.02 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE 7

ARBITRATION

In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association. The parties agree that, unless the parties mutually agree to the contrary such arbitration shall be conducted in Tampa, Florida. The cost of arbitration shall be borne by the party against whom the award is rendered or, if in the interest of fairness, as allocated in accordance with the judgment of the arbitrators. All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding. The arbitrators shall be selected as follows: one by AOGS, one by UTEK and a third by the two selected arbitrators. The third arbitrator shall be the chairman of the panel.

ARTICLE 8

MISCELLANEOUS

8.01. No party may assign this Agreement or any right or obligation of it hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the separate written consent of the other parties.

8.02. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

8.03. Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

8.04. This Agreement shall be governed by and construct in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

8.05. This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

8.06. Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties.

8.07. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.08. This Agreement may be executed in multiple counterparts, each of which shall constitute one and a single Agreement.

8.09 Any facsimile signature of any part to this Agreement or to any other agreement or document executed in connection of this Agreement should constitute a legal, valid and binding execution by such parties.

(Signatures on the following page)

AVALON OIL AND GAS, INC.		INTELLI-WELL TECHNOLOGIES, INC.

By:	/s/ Kent Rodriguez	By:	/s/ Jennifer Willis
	Kent Rodriguez,		Jennifer Willis
	Chief Executive Officer		President

	Address:		Address:
	7808 Creekridge Circle, Suite 105		2109 East Palm Avenue
	Minneapolis, Minnesota 55439		Tampa, Florida 33605

	Date: October 20, 2006		Date: November 8, 2006

UTEK CORPORATION

By:	Clifford M. Gross, Ph.D.
Clifford M. Gross, Ph.D.
Chief Executive Officer

Address:
2109 East Palm Avenue
Tampa, Florida 33605

Date: November 8, 2006

UTEK CORPORATION

By	Doug Schaedler
Doug Schaedler
Chief Compliance Officer

Address:
2109 East Palm Avenue
Tampa, Florida 33605

Date: November 8, 2006

EXHIBIT A

Outstanding Agreements

1) License Agreement with the Regents of the University of California

EXHIBIT B

INTELLI-WELL TECHNOLOGIES, INC.

Financial Statements as of

EXHIBIT C

AVALON OIL AND GAS, INC.

Unaudited Financial Statements

for Avalon Oil and Gas, Inc.

for the QUARTER ended June 30, 2006

EXHIBIT D

AVALON OIL AND GAS, INC.

Stock Transfer Letter

October                     , 2006

Corporate Stock Transfer

3200 Cherry Creek Drive South, Suite 430

Denver, CO 80209

Dear Sir or Madam:

Re:	Transfer of Avalon Oil and Gas, Inc. Stock to UTEK Corporation (“UTEK”)

For the first two years following the date of this letter, UTEK’s shares of Avalon Oil and Gas, Inc. Stock (the “Shares”) may only be transferred pursuant to registration under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an applicable exemption from the registration requirements of the Securities Act, including, but not limited to, Rule 144 under the Securities Act. If Shares are transferred pursuant to an applicable exemption from the registration requirements of the Securities Act within the first two years after the date of this letter, Corporate Stock Transfer shall issue a new stock certificate to UTEK representing the remaining Shares, and such certificate shall be issued with a restricted transfer legend.

Beginning on the date two years after the date of this letter, Shares may be transferred pursuant to registration under the Securities Act or pursuant to Rule 144(k) under the Securities Act.

Commencing on a date two years after the date of this letter, if Shares are registered under the Securities Act or are eligible for transfer pursuant to Rule 144(k) under the Securities Act, Corporate Stock Transfer shall issue a new stock certificate to UTEK representing the Shares without a restricted transfer legend.

Signed,

Kent Rodriguez
Chief Executive Officer